Exhibit 10.6
TRADEMARK LICENSE AGREEMENT
     This TRADEMARK LICENSE AGREEMENT (the “Agreement”) is made and entered into as of November 18, 2010 (the “Effective Date”) by and between CAMUTO CONSULTING, INC. d/b/a CAMUTO GROUP, a corporation organized and existing under the laws of the State of Connecticut, United States of America, with its principal place of business at 411 West Putnam Avenue, Greenwich, Connecticut 06830 (“LICENSOR” or “CCI”) and BERNARD CHAUS, INC., a corporation organized and existing under the laws of the State of New York, United States of America, with its principal place of business at 530 7th Avenue, New York, New York, 10018 (“LICENSEE”).
AGREEMENT BACKGROUND
WHEREAS, LICENSOR, and its affiliates, design, manufacture, and distribute high quality, fashionable footwear, accessories and other Licensed Products both for wholesale and retail sale,including the Licensed Products, namely women’s sportswear and ready-to-wear;
WHEREAS, LICENSOR or its affiliated entities hold all rights, title and interest in and to certain trademarks and service marks (collectively, the “Marks”) and designs, patents and copyrights (collectively, “LICENSOR IP Rights”) used in connection with the manufacture and sale of such Licensed Products;
WHEREAS, LICENSOR has the right to grant the licenses set forth herein by virtue of its ownership of those rights, or its license of those rights from an affiliated entity;
WHEREAS, LICENSEE desires to obtain a license from LICENSOR to use the Marks on the Licensed Products (as hereinafter defined) in the Territory (as hereinafter defined);
WHEREAS, LICENSEE acknowledges that the Marks and the goodwill associated thereto are of great significance and value to LICENSOR and that strict adherence to the quality control standards set forth in this Agreement is essential to the maintenance of the value of the Marks and associated goodwill; and
NOW, THEREFORE, in consideration of their mutual covenants, undertakings and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties agree as follows:
1. DEFINITIONS
     In this Agreement, the following terms shall have the meanings set forth below:
1.1 “Advertising” means any communication of the LICENSEE in any medium (including without limitation electronic or computer-based systems) regarding the Licensed Products directed to the trade or the public, including without limitation, trade and public directory listings, store window displays, posters, point of sale materials, billboards, magazines and newspapers and all such expenditures made in connection with such communications. All Advertising concerning the Licensed Products must be submitted by LICENSEE for written approval by LICENSOR using the Advertising Approval Form attached hereto as Exhibit “D.”
1.2 “Allowances” means any written credits given by LICENSEE to its customers for any purpose, other than Returns, Payment Terms Discounts, Trade Discounts and Closeout

Discounts, and other than credits or reimbursements for advertising, any other type of promotions and freight expenses.
1.3 “Closeouts” means Licensed Products sold in the Territory to only approved Off-Price Retailers below LICENSEE’s cost or at a reduction of **** percent **** or more from the respective Listed Wholesale Prices after deducting closeout discounts from the Listed Wholesale Prices.
1.4 “Contract Year” means each of the First Contract Year, the Second Contract Year, the Third Contract Year, the Fourth Contract Year, and the Fifth Contract Year of the Initial Term, along with each subsequent calendar year thereafter of any additional Renewal Terms, if any, as those terms are defined in Section 2.
(a)	The First Contract Year shall be from the Effective Date through December 31, 2011.

(b)	The Second Contract Year shall be from January 1, 2012 through December 31, 2012.

(c)	The Third Contract Year shall be from January 1, 2013 through December 31, 2013.

(d)	The Fourth Contract Year shall be from January 1, 2014 through December 31, 2014.

(e)	The Fifth Contract Year shall be from January 1, 2015 through December 31, 2015.
     If the term of this Agreement is extended in accordance with the provisions of Section 2.2, then terms “Sixth Contract Year”, “Seventh Contract Year”, “Eighth Contract Year”, etc. shall refer to the corresponding calendar years of the applicable Renewal Term.
1.5 “Gross Sales” means the sales of each unit of each Licensed Product sold by LICENSEE multiplied by the respective Listed Wholesale Prices for each such unit of Licensed Product.
1.6 “IP Rights” means the intellectual property rights now or hereafter owned by LICENSOR other than the Trademarks and other than any rights licensed by or from third parties, which are copyrightable or patentable. Any protectable intellectual property rights in any and all patterns, which “Connotate the Trademarks” (as hereinafter defined), and designs and styles in and to any Licensed Products that are solely created by LICENSEE and/or jointly created by LICENSOR and LICENSEE and used in the Licensed Products, such patterns, designs and styles, if protectable, shall remain the property interests of LICENSOR. Any protectable package designs, labels, advertising and other promotional materials using or used in conjunction with the Licensed Products or any of Trademarks (hereafter “Trade Dress and Marketing Materials”) used in regard to the Licensed Products, created by LICENSOR or LICENSEE on LICENSOR’s behalf, such Trade Dress and Marketing Materials shall remain the property interests of LICENSOR. Nothing contained in this Agreement or this Definition shall give LICENSOR any right, title or interest in or to any of LICENSEE’s logos, trademarks, tradenames, patents, pre-existing copyrighted material, or molds or materials (provided such molds or materials do not utilize the IP Rights) or items licensed by LICENSEE from third parties (collectively, LICENSEE’s IP Rights), where LICENSEE’s IP Rights were previously owned by LICENSEE or developed during the Term of this Agreement for LICENSEE’s own branded products or under LICENSEE’s other third-party licenses. For those rights fitting within the definition of LICENSEE’s IP Rights, such IP Rights and title, interest and right to use shall remain solely with LICENSEE. All uses of the IP Rights must be approved in writing by LICENSOR and submitted for approval using the Licensed Property Use Approval Form attached hereto as Exhibit “C.”
For purposes hereof, “Connotes the Trademarks” shall mean that such prints or patterns contained on or in a Licensed Product when viewed by a consumer would be associated with the Trademark even if such product did not bear the Trademarks.
1.7 “Licensed Products” shall have the definition as set forth in Schedule A.
1.8 “Minimum Net Sales” means the minimum amount of Net Sales of Licensed Products that LICENSEE is required to achieve for each Contract Year as set forth in Schedule A, attached hereto.
1.9 “Net Sales” means the Gross Sales of the Licensed Products by LICENSEE, including sales of Secondary Goods but excluding sales of Licensed Products to LICENSOR, less only credits to customers for Returns, Trade Discounts, Closeout Discounts and Allowances as specifically permitted by this Agreement.
1.10 “Off-Price Goods” means sales of Licensed Products by LICENSEE to approved Off-Price Customers at less than full Listed Wholesale Prices, but not necessarily sold as Closeouts.
1.11 “Returns” means Licensed Products actually returned to LICENSEE by its customers multiplied by the unit price actually credited to the customer.
1.12 “Royalty Quarter” means every three (3) month period, e.g. every calendar quarter, during each Contract Year from (i) January through March, (ii) April through June, (iii) July through September, and (iv) October through December.
1.13 “Seconds” means damaged, imperfect, non-first quality or defective goods.
1.14 “Special Make-Ups” means LICENSOR-approved styles of Licensed Products that are (i)not on the final line sheets for the most recent seasonal collection; (ii) special cuts, specifically produced for an approved Off-Price customer; or (iii) any Licensed Products that were previous best-selling styles from a prior season final line sheet, but are no longer sold as part of a current season final line sheet and are thus “expired styles.”
1.15 “Territory” shall have the meaning set forth in Schedule A.
1.16 “Trade Discounts” means all discounts from the Listed Wholesale Price that are actually given by LICENSEE in writing and agreed upon prior to the delivery of the specific Licensed Products.

1.17 “Trademarks” means the VINCE CAMUTO trademark, the VINCE CAMUTO Crest design trademark, and only those trademarks that may be added from time-to-time to Schedule A as provided in Section 3.1(c) or based on LICENSEE’s first right of refusal to such additional trademarks, including new logos and protectable sub-brands, attached hereto, regardless of the font, style or logo in which such Trademark is used or registered.
1.18 “Trademark Royalty” means **** Percent **** of Net Sales of Licensed Products bearing the Trademarks, including sales of Licensed Products as Off-Price Goods, and shall decrease to **** Percent **** of Net Sales of the Licensed Products bearing the Trademarks in each Contract Year, after annual Net Sales in such Contract Year are in excess of **** United States Dollars. The Trademark Royalty shall decrease to **** Percent **** of Net Sales of the Licensed Products under the Trademarks or possibly under a Derivative Trademarks, as that term is defined in Section 3.1(c), as directed by LICENSOR, where such Licensed Products are manufactured as Special Make-Ups to Marmaxx, Nordstrom Rack, Bloomingdale’s outlets, Steinmart and Loehmann’s, and other accounts as approved by LICENSOR. The Guaranteed Trademark Royalty is the minimum guaranteed payments owed under the Agreement to LICENSOR calculated at the **** Percent **** Trademark Royalty up to and including **** Dollars and for any Guaranteed Minimum Net Sales amounts exceeding **** Dollars, at the **** Percent **** rate multiplied times the Guaranteed Minimum Net Sales per Contract Year.
1.19 “Trade Secrets” means information, including a formula, pattern, compilation, program, device, method, technique or process that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and is the subject of efforts that are reasonable, under the circumstances, to maintain its secrecy.
1.20 “Willfully” shall mean that the act or action was intentional and did not occur as a result of a mistake. Moreover, acts or actions by LICENSEE in connection with a Licensed Product shall not be deemed to have been done Willfully if such act violated this Agreement, but LICENSEE took such action based on the prior consent of an employee or another authorized agent of LICENSOR where such employee or agent of LICENSOR has an established working relationship with LICENSEE for providing such consent.
2. TERM OF AGREEMENT
2.1 Initial Term.
This Agreement shall commence on the Effective Date and continue through December 31, 2015 (hereinafter “Initial Term”), subject to LICENSEE’s right of renewal in Section 2.2 and the breach and termination provisions of Section 16.

2.2 Renewal Term.
LICENSEE shall have the option to renew this Agreement for an additional period of three (3) years (the “Renewal Term”) provided:
     (a) LICENSEE exercises the renewal option in writing to LICENSOR at least one hundred eighty (180) calendar days prior to the expiration of the Initial Term; and
     (b) LICENSEE is in compliance with the material terms of this Agreement, both at the time of LICENSEE’s renewal request and as of the end of the Initial Term, including having achieved the required Minimum Net Sales of **** United States Dollars **** during the Fourth Contract Year; and
     (c) LICENSEE agrees to meet the new Minimum Net Sales requirements for the Licensed Products set by LICENSOR, which shall be the greater of **** United States Dollars **** or **** percent **** of the average of the actual Net Sales of the last two Contract Years of the Initial Term or the then current Renewal Term, if applicable.
Unless otherwise agreed to by written amendment executed by LICENSOR and LICENSEE, the Renewal Term, if any, shall be exercised at the option of the LICENSEE by written notice to such effect pursuant to this Section 2.2 and any subsequent Renewal Term shall be upon the same terms and conditions as provided for in this Agreement, except for the new Minimum Net Sales requirements. Should LICENSOR at any time exercise its right under this Agreement to terminate the rights of LICENSEE as a result of a material default by LICENSEE in this Agreement which had not been cured within an applicable grace period, all options to renew the term shall likewise be terminated.
2.3 Licensed Term, Year and Quarter Defined. The Initial Term, Renewal Term(s), if any, and any Sell-Off Period (defined in Section 17.4), shall collectively be referred to as the “Licensed Term” or “Term”. The quarters of the Term shall be every three (3) month period, e.g. every calendar quarter, during each Contract Year from (i) January through March, (ii) April through June, (iii) July through September, and (iv) October through December.
3. GRANT OF LICENSE RIGHTS
3.1 Rights Granted.
Subject to the terms and conditions contained herein, LICENSOR hereby grants to LICENSEE, and LICENSEE hereby accepts, the following:
     (a) an exclusive right to sell the License Products in the Territory and an exclusive right to use the Trademarks and the IP Rights in connection with the manufacture of Licensed Products anywhere in the world, provided however, Licensee’s sale and distribution of the Licenses Products shall be limited to the Territory or otherwise pursuant to the terms of this Agreement;

     (b) a non-exclusive right to advertise the Licensed Products in the Territory, and to use the Trademarks and IP Rights in connection therewith, in the manner provided for in this Agreement; and
     (c) the right to any derivation of the Trademarks, pursuant to the conditions stated below, where a derivation of the Trademarks is defined as any mark using the term “Vince” or ”Camuto,” in combination with any other terms, where the resulting trademark is meant to refer back to Vince Camuto, the individual, in some manner (the “Derivative Trademarks”):
     (i) any derivation of the Trademarks that is to be utilized for products in the same Authorized Distribution Channels as the Licensed Products shall be included within the exclusive grant to LICENSEE without additional payment, except for Trademark Royalties to become due on Net Sales; and
     (ii) if the Trademarks or a derivation of the Trademarks is to be utilized by LICENSOR in a totally separate channel of distribution from the Authorized Distribution Channels for products of the same type as the Licensed Products, then LICENSEE will have a first right of refusal to license the Trademarks or any such other derivation or variation of the Trademark in connection with such additional and separate channel of distribution; and
     (iii) LICENSEE shall have the right to negotiate to expand the Authorized Distribution Channels to any channel in which the LICENSOR or any affiliate of LICENSOR allows other licensees of apparel and accessory products to market products under the Trademarks; or
     (iv) if LICENSOR proposes to use the Trademarks or a derivation of the Trademarks at any point during the Initial Term in the mass-market tier channel of distribution, which would include the store chains K-Mart, Sears, Walmart, JC Penneys, Kohls, and Target in connection with products of the same type as the Licensed Products, then LICENSEE shall have the right to terminate this Agreement, with such termination date to be effective no earlier than twelve (12) months after LICENSEE provides written notice to LICENSOR of its intent to terminate. Notwithstanding anything to the contrary contained herein, should LICENSOR propose to use the Trademarks or a derivation of the Trademarks at any point during the Initial Term in connection with products of the same type as the Licensed Products in Target stores, LICENSEE shall not have a right to terminate this Agreement pursuant to this Section 3.1(c)(iv) if such proposed use of the Trademarks or a derivation of the Trademarks at Target is for capsule collection(s) or limited-run collection(s).
3.2 Rights Not Granted.
     This Agreement is not an assignment or grant to LICENSEE of any right, title or interest in or to the Trademarks or the IP Rights, or any of LICENSOR’s other trademarks, whether currently in use or developed hereafter, other than the grant of rights to use the Trademarks and the IP Rights subject to the terms and conditions of this Agreement.

4. APPROVAL PROCEDURES
4.1 The approval of LICENSOR or the exercise of its discretion as to any request or proposal made by LICENSEE under any section of this Agreement shall be at the reasonable discretion of LICENSOR and under the timeline described in this Section 4.1, unless otherwise expressly provided herein. A first submission for approval shall be deemed disapproved unless LICENSOR delivers a notice of approval or a request for additional information within seven (7) business days from the date LICENSOR receives the request for approval. A second submission for approval following (i) a default disapproval where LICENSOR did not respond after the first submission for approval or (ii) receipt by LICENSEE of a notice from LICENSOR requesting additional information shall be deemed approved if LICENSOR fails to respond to LICENSEE concerning such second submission within five (5) business days. Notwithstanding the foregoing, LICENSOR shall not unduly delay requesting additional information and shall reasonably work with LICENSEE to expedite any approval request submitted hereunder where such expedition is reasonably requested by LICENSEE. LICENSOR has no obligation to approve, review or consider any item that does not materially comply with the required submission procedures. However, within a reasonable time from receipt of a request for approval, LICENSOR shall notify LICENSEE of the procedure that was not followed or, if LICENSOR is disapproving the submitted matter, LICENSOR shall notify LICENSEE of the adjustments that LICENSEE should make to the submitted matter to prepare it for re-submission. Any submitted matter that is disapproved can be re-submitted for approval pursuant to the Approval Procedures described in this Section 4.
4.2 Approval by LICENSOR shall not be construed as a determination that the approved matter complies with all applicable regulations and laws. As to any Licensed Product, Manufacturer or Customer that is never submitted to LICENSOR for its approval, such Licensed Product, Manufacturer or Customer shall be deemed disapproved for the purpose of this Agreement.
5. MANUFACTURING
5.1 Standards.
LICENSEE may employ independent subcontractors to manufacture the Licensed Products at such reasonable quality standards as are communicated in writing by LICENSOR to LICENSEE. If LICENSEE retains manufacturing subcontractors hereunder, LICENSEE shall use commercially reasonable efforts to ensure that such subcontractors comply with any and all marketing obligations under this Agreement that are applicable to such subcontractors. LICENSEE agrees to terminate any independent subcontractors that it employs if such subcontractors are not complying with any and all obligations under this Agreement that are applicable to such subcontractors. In addition, LICENSEE represents and warrants that it shall retain or use only manufacturing subcontractors that operate in conformance with all applicable laws and regulations.
5.2 Use of Subcontractors.
Subject to the provisions of Section 5.1 above, LICENSEE shall have the right to use one or more independent subcontractors, where such independent subcontractors are customarily used by LICENSEE, to manufacture Licensed Products, with the approval of LICENSOR, such approval not to be unreasonably withheld. In addition, LICENSEE shall supply to LICENSOR the name and address of each subcontractor to be used or that LICENSEE customarily uses, and such list shall be attached hereto as part of Exhibit I as a list of independent subcontractors that are pre-approved by LICENSOR pursuant to this Section 5.2. LICENSEE shall promptly notify LICENSOR of any changes to Exhibit I, namely removal of approved independent sub-contractors or changes to contact information and addresses. If the LICENSOR reasonably objects to the continued engagement of any subcontractor, as not being in compliance with the requirements of this Agreement, LICENSEE shall use commercially reasonable efforts to correct the problem, if possible, and, if the problem cannot be corrected or is not corrected within a commercially reasonable period of time, LICENSEE shall terminate its engagement of such subcontractor. LICENSEE agrees that it shall be responsible for third party claims against LICENSOR as a result of any material failures of its subcontractor to the extent provided for in this Agreement.
The following shall apply to independent subcontractors used by LICENSEE:
     (a) LICENSEE shall use commercially reasonable efforts to enter into a manufacturers agreement with each subcontractor substantially in the form of the Manufacturers Agreement attached hereto as Exhibit “I” (as may reasonably be negotiated and revised between LICENSEE and the subcontractor) and deliver an executed copy thereof to LICENSOR and LICENSEE, before such subcontractor may manufacture any Licensed Products; and
     (b) even if such Manufacturers Agreement has not been entered into, such subcontractor shall be required, and LICENSEE shall take all commercially reasonable efforts to require all subcontractors, to fully perform and observe the material obligations provided in the Manufacturers Agreement and to comply with all applicable laws and with the applicable provisions of this Agreement in all material respects even if such Manufacturers Agreement has not been entered into by such subcontractor, provided however, a subcontractor’s failure to comply with the terms of the Manufacturers Agreements shall not be deemed a breach of this Agreement by LICENSEE.
5.3 Expiration/Termination of Manufacturers Agreement.
LICENSOR shall have the right to require that LICENSEE terminate its relationship with any subcontractor who LICENSOR can reasonably show is behaving in a manner detrimental to LICENSOR. Upon the expiration or termination of any Manufacturers Agreement, LICENSEE shall take commercially reasonable action to endeavor to cause the subcontractor thereunder to immediately cease the manufacture of the Licensed Products and to fully perform and observe its obligations under the Manufacturers Agreement and under this Agreement with respect to such expiration or termination.
6. DESIGN STANDARDS; DESIGNER
6.1 Samples/Prior Approval.
For each collection, LICENSEE shall submit to LICENSOR for its prior written approval, sketches of all designs of the Licensed Products proposed to be manufactured by LICENSEE pursuant to the Approval Procedures described in Section 4 and by using the Product Approval Form attached hereto as Exhibit “B.” If a Licensed Product style, color and fabrication was approved by LICENSOR for a current season, LICENSOR may not require re-submission of such product style, color and/or fabrication for approval for future seasons. Re-submissions of any such previously approved product style, color and/or fabrication shall be at LICENSOR’s request.
6.2 Submission of Pre-Production Sample.
LICENSEE, at its own expense, shall submit to LICENSOR for each collection of Licensed Products to be offered for sale, a representative selection of pre-production samples in the sample size used for the Licensed Products, and, as reasonably requested by LICENSOR, additional production samples from each collection of Licensed Products to ensure such accuracy. The representative selection of pre-production samples shall accurately demonstrate the colors, materials, and fabrics used for such Licensed Products, where such colors can be presented to LICENSOR through a palette of color swatches to be used for the collection of Licensed Products that is being presented for approval.
6.3 Designer and/or Design Team Approval
LICENSEE shall employ a dedicated design team for the Licensed Products, subject to the approval and satisfaction of LICENSOR prior to any hiring and/or lateral re-assignment by LICENSEE to the Licensed Products and subject as well to the on-going approval and satisfaction of LICENSOR.
7. QUALITY CONTROL AND APPROVALS
7.1 Quality Control.
LICENSEE acknowledges that the Trademarks and IP Rights represent the prestige and goodwill that LICENSOR has earned for itself and are well recognized in the minds of the public, and that it is of great importance to each party that, in the manufacture and sale of the Licensed Products, the high standards, reputation and image established by LICENSOR be maintained at all times. Accordingly, the Licensed Products manufactured or caused to be manufactured by LICENSEE shall be of high quality workmanship and materials. Without limitation to the foregoing, Licensed Products manufactured by and for LICENSEE and sold by LICENSEE shall materially adhere to the materials, color, designs, dimensions, styling, detail and quality previously approved by LICENSOR.
7.2 Finished Licensed Products/Prior Approval.
Within four (4) weeks after each style is first manufactured as a finished Licensed Product, LICENSEE shall deliver to LICENSOR one (1) representative finished Licensed Product of each style for approval by LICENSOR, with all fabrics represented for each style and with the color palette represented amongst the sampling, with supplemental color swatches on an as needed basis, in order to show the entire range of colors to be used for the collection of finished Licensed Products that is being presented for approval. Such finished Licensed Product sampling shall be retained by LICENSOR for its reference and shall be the property of LICENSOR. At any time following any such approval, if such Licensed Product is in the judgment of LICENSOR not manufactured in material compliance with the materials, color, designs, dimensions, styling, detail and quality previously approved in writing, LICENSOR shall give LICENSEE written notice of any such non-compliance, which notice shall specify the details thereof. LICENSEE shall promptly correct any problem specified by LICENSOR therein within twenty (20) calendar days after its receipt of such notice, provided however, that the twenty (20) calendar day cure period shall be extended for a longer period as is reasonable under the circumstances if the breach cannot reasonably be cured within such twenty (20) calendar day period and LICENSEE is diligently proceeding to cure such breach. If such Licensed Product, as corrected by LICENSEE, is still not approved by LICENSOR or if LICENSEE fails to correct any such problem, the Trademarks shall be promptly removed from such Licensed Products, at the option of and at no cost to LICENSOR in which event such Licensed Products may be sold by LICENSEE provided they are in no way identified as a product originating from or authorized by LICENSOR or otherwise identified with LICENSOR or any of the Trademarks or IP Rights.
7.3 Quality Control Samples and Promotional Samples.
Upon request, LICENSEE shall provide LICENSOR with a reasonable number of samples of Licensed Products for each season for the purpose of promotion, advertising or other reasonable business purposes. In addition, LICENSEE shall also deliver to LICENSOR, promptly upon LICENSOR’s request from time-to-time a reasonable amount of specific Licensed Products, without charge, for quality control checking.
7.4 Right to Inspect Facilities.
LICENSEE shall use commercially reasonable efforts to ensure that LICENSOR shall have the right, upon three (3) business days advance written notice, during normal business hours, to inspect all facilities utilized by LICENSEE and its subcontractors, sub-subcontractors and suppliers in connection with the manufacture, storage or distribution of the Licensed Products, and to examine the Licensed Products in the process of manufacture and all documents and records related thereto.
8. DISTRIBUTION
8.1 Manner and Scope.
The manner and scope of the distribution of the Licensed Products, their availability, variety, fabrication, colors and sizes are critical to the promotion of the Licensed Products and to the protection of the Trademarks, the Rights and their associated goodwill. LICENSEE shall use commercially reasonable efforts to exploit the rights granted hereunder throughout the Territory.
8.2 Customer Approval.
LICENSEE agrees not to distribute the Licensed Products to any wholesale customer, who has not been approved by LICENSOR, in writing, such approval shall not be unreasonably withheld. Customer Approval must be sought from LICENSOR pursuant to the Approval Procedures described in Section 4 and by using the Customer Approval Form attached hereto as Exhibit “A.” LICENSEE shall not sell or transfer any Licensed Product to a customer who is not approved by LICENSOR.
8.3 LICENSEE’s Duties.
     (a) Except as otherwise provided herein, the distribution of Licensed Products in the Territory shall be performed only by LICENSEE. If LICENSEE wishes to distribute Licensed

Products through independent distributors, LICENSEE shall submit to LICENSOR the names and addresses of its proposed distributors for LICENSOR’s prior written approval; such approval from LICENSOR shall not be unreasonably withheld or delayed. LICENSOR may withdraw approval of any distributor at any time if such distributor fails to meet LICENSOR’s reasonable standards for quality, service and appearance and is acting detrimentally to the interest of LICENSOR.
     LICENSEE shall submit to LICENSOR for LICENSOR’s prior written approval (which shall not be unreasonably withheld or delay), a copy of any written agreement proposed to be entered into between LICENSEE and any proposed distributor. Each such written agreement shall include provisions, unless the LICENSOR and LICENSEE agree otherwise, to the effect that:
          (i) such agreement gives LICENSOR the same rights of termination that are given to LICENSEE and that the distributor will have no claims against either LICENSOR or LICENSEE for the termination of the agreement;
          (ii) the distributor may not appoint sub-distributors or agents for the sale of Licensed Products, or assign any rights under its agreement with LICENSEE without LICENSOR’s prior written permission; and
          (iii) the distributor agrees to make designated minimum purchases of the Product and commits to minimum Advertising expenditures.
     (b) LICENSEE shall exercise its commercially reasonable efforts to safeguard the prestige and goodwill represented by the Trademarks, the IP Rights and the image associated therewith at the same level as heretofore maintained by LICENSOR.
     (c) During each Royalty Quarter, LICENSEE shall, in addition to any sums expended in connection with cooperative advertisements, meet the Minimum Marketing Commitment obligations set forth in Schedule A. LICENSEE shall provide proof of expenditure sufficient for meeting the Minimum Marketing Commitment together with the Trademark Royalty, Pooled Marketing Fee, and Royalty Statements for such Royalty Quarter and shall submit the Statement of Royalties Form (attached hereto as Exhibit “E”) and the Marketing Expenditure Form to LICENSOR within twenty (20) calendar days of the close for each such Royalty Quarter (attached hereto as Exhibit “H”). LICENSEE’s expenditures related to and in connection with the building of shops, and the purchase and installation of any fixtures by LICENSEE shall be attributed to LICENSEE’s spending for the Minimum Marketing Commitment. If LICENSEE shall fail to meet the Minimum Marketing Commitment for any Contract Year, the difference between what was actually spent and the Minimum Marketing Commitment for such Contract Year shall be paid to LICENSOR as additional Pooled Marketing Fees.
     (d) LICENSEE will prepare and present to LICENSOR an annual marketing program with respect to the Licensed Products for each Contract Year no later than September 1 of the preceding Contract Year. Along with this marketing program, LICENSEE shall project sales for the Contract Year for which the Marketing Program is being prepared. Such program will be subject to the approval of LICENSOR. Approval will not be unreasonably withheld and will occur within twenty (20) business days of submission. Appropriate representatives of LICENSOR and LICENSEE will meet, at such place in the New York City metropolitan area as the LICENSOR designates, to confer on such marketing program, and LICENSEE will make such changes therein as are necessary to obtain LICENSOR’s reasonable approval thereof.
     (e) LICENSEE shall employ, on a dedicated basis to the Trademarks and Licensed Products, a Brand Manager (who shall be Ariel Chaus), as well as other personnel as may be required to successfully exploit the Trademarks and the Licensed Products. The Brand Manager shall be subject to the on-going approval of LICENSOR.
     (f) LICENSEE’s marketing program for the Licensed Products will at all times adhere to the philosophy of LICENSOR, as from time to time expressed to LICENSEE in writing. LICENSEE will at all times maintain the prestige and goodwill of the Trademark(s) and the names of LICENSOR and Vincent Camuto. Without limiting the foregoing, LICENSEE will not, without the express prior written consent of LICENSOR, sell or distribute any Licensed Products in combination sales, as premiums or give-aways, or pursuant to other similar methods of merchandising (including, but not limited to, gift-with-purchase and purchase-with-purchase programs), and will not sell or distribute any other item or product in connection with Licensed Merchandise (any such other items or products being herein referred to as “Promotion Products”). In the event that LICENSOR consents to the sale or distribution of Promotion Products, such consent may provide that for purposes of determining Gross Sales (as defined below) hereunder for purposes of royalty calculations only, Promotion Products will be deemed Licensed Merchandise hereunder.
     (g) LICENSEE shall only sell Seconds where the Seconds are marked “Seconds” or “Irregular” and all labels and other markings embodying the Trademarks and IP Rights are removed therefrom or crossed off (which removal may be supervised by LICENSOR or its agent) prior to sale. LICENSEE shall be responsible for requiring that its manufacturing subcontractors comply with this obligation.
     (h) LICENSEE shall only sell Special Make-Ups when submitted to LICENSOR for approval pursuant to the approval procedures in Section 4 and after LICENSOR has provided its approval, expressly or if deemed approved pursuant to Section 4.1.
     (i) LICENSEE shall report on its sales and retail sell-through to LICENSOR on a monthly basis using the Monthly Sales Report Form (attached hereto as Exhibit “F”) and the Monthly Retail Report Form (attached hereto as Exhibit “G”). These reports must be submitted by LICENSEE to LICENSOR within five (5) calendar days of the end of each calendar month once sales of the Licensed Products commence.
     (j) LICENSEE shall obtain LICENSOR’s approval, which shall not be unreasonably withheld, prior to selling or permitting its customers to sell any Licensed Products through the Internet or any other electronic or computer-based system. The Internet retailers identified on Schedule B, attached hereto, are pre-approved by LICENSOR as customers who can conduct Internet sales. Without limiting the basis for disapproval of a customer or distributor hereunder, unauthorized sale by a distributor or customer of Licensed Products through the Internet shall be immediate grounds for LICENSOR to deny or withdraw any approval of said customer or distributor hereunder.
     (k) LICENSEE can sell the Licensed Products as Closeouts through any customer previously approved by LICENSOR as an approved closeout-retailer, should such circumstances arise, but, prior to LICENSEE’s sale of any Closeouts, LICENSEE shall furnish to LICENSOR a list of Licensed Products to be sold as Closeouts and the proposed selling price. LICENSOR shall have the option (but not the obligation) to purchase such Closeouts from LICENSEE prior to the sale to any third party, upon the following terms:
          (i) LICENSOR shall notify LICENSEE of its intention, if any, to exercise this option within two (2) business days after LICENSOR’s receipt of the list of Licensed Products to be sold as Closeouts;
          (ii) the purchase price for Closeouts shall be the same price LICENSEE plans to offer a third party; and
          (iii) LICENSEE shall deliver Closeouts purchased by LICENSOR within fifteen (15) calendar days after receipt of the notice of LICENSOR’s intent to purchase.
8.4 Sales to LICENSOR.
LICENSEE shall sell Licensed Products to LICENSOR at **** Percent **** off Listed Wholesale Price, subject to credit approval from LICENSEE’s lender. Any Licensed Products purchased by LICENSOR from LICENSEE pursuant to this Section 8.4 can be re-sold by LICENSOR on its website and through any of its stores, including, but not limited to stores that bear the storefront name VINCE CAMUTO or SHOEBOX NEW YORK. Concerning sales of Licensed Products to LICENSOR pursuant to this Section 8.4, LICENSEE shall ship such Licensed Products FOB to LICENSEE’s warehouse and payment from LICENSOR shall be ****. LICENSEE shall not be required to pay the Trademark Royalty, marketing commitments or fees on such sales of Licensed Products to LICENSOR.
9. ADVERTISING; TRADE SHOWS AND SHOW ROOM
9.1 Prior Approval.
In regard to Advertising that is directed at consumers, LICENSEE agrees to use the Advertising materials created and provided by LICENSOR, if any, or use materials that LICENSOR has had the opportunity to pre-approve in writing pursuant to the Approval Procedures described in Section 4. LICENSOR shall notify LICENSEE in writing with any corrections relating to its approval or disapproval of the Advertising materials prepared by LICENSEE within ten (10) business days of receiving such materials. For press releases and other time-sensitive Advertising materials, LICENSOR will provide its written response, including any corrections, to LICENSEE within three (3) business days after receiving LICENSEE’s Advertising Approval Form (Exhibit “D”). The costs paid by LICENSEE for such Advertising materials shall be applied toward LICENSEE’s advertising obligations hereunder. LICENSEE further agrees that it shall maintain the high standards and consistency of the Trademarks, the Licensed Products and image associated therewith in all Advertising, packaging and promotion of the Licensed Products.
9.2 Showroom.
     (a) LICENSEE will at all times, at its sole cost and expense, maintain, operate and staff a dedicated showroom area, separate from LICENSEE’s other operations within

LICENSEE’s showroom of approved Licensed Products bearing each Licensed Trademark. The location and design of the showroom(s) are subject to LICENSOR’s prior written approval and will be devoted solely to the presentation and sale of approved Licensed Products (each, a “Showroom”). LICENSOR pre-approves use of the dedicated showroom area available within LICENSEE’s current Cynthia Steffe showroom for development as the showroom for the Trademarks and Licensed Products. For each Product Category of Licensed Products, LICENSEE will display and offer for sale to the trade in LICENSEE’s Showroom all (and not less than all) current items of approved Licensed Products. LICENSEE will submit all design, architectural drawings and other material aspects of the showrooms, including but not limited to fixtures, furnishings, signage and any icons and visual merchandising bearing the Licensed Trademark(s), to LICENSOR for its approval, which approval will not be unreasonably withheld or delayed. LICENSEE may retain LICENSOR’s services to produce the design drawings for the Showroom(s), and in such event LICENSEE will pay LICENSOR’s fee for such services. Such Showroom(s) will be constructed by LICENSEE in accordance with the drawings and materials approved by LICENSOR. Thereafter, each Showroom must be maintained, operated, staffed and decorated at all times in all respects in a first class manner so as to be consistent with and the prestige and goodwill of LICENSOR and the Licensed Trademark(s) and LICENSOR’s design aesthetic. LICENSEE will at all times maintain each Showroom in a safe, clean and attractive condition, and shall do such lighting, painting, decorating, embellishing, repairing and restoration as LICENSOR may from time to time reasonably require.
     (b) LICENSEE must be represented at the LICENSOR’s showroom with a proper visual presentation, set up by LICENSEE each season prior to market week. LICENSEE will be responsible for any additional build-out costs and fixtures in the showroom, if reasonably requested by LICENSOR, and will be charged a reasonable rent, to be negotiated by the parties, in the event that it chooses to sell its product out of LICENSOR’s showroom.
9.3 Tradeshows.
LICENSEE will not be obligated to attend tradeshows, however, if LICENSOR requests that LICENSEE attend a particular tradeshow or tradeshows with good reason, and the Parties mutually agree that LICENSEE’s attendance at such particular tradeshow or tradeshows will be a commercially reasonable business expense, then LICENSEE cannot unreasonably withhold its compliance with LICENSOR’s request.
LICENSEE shall at all times make commercially reasonable efforts to provide LICENSOR with any Licensed Product samples that it may request to display in LICENSOR’s own booth at a national or regional tradeshow. Samples will be provided by LICENSEE in a timely fashion to LICENSOR at its preferred receiving location in advance of such national or regional tradeshow to ensure timely booth setup and merchandising.
For any national or regional tradeshow that LICENSEE attends pursuant to this Section 9.3, LICENSEE will arrange for a dedicated space in a booth of its own (if dedicated space in the LICENSOR’s booth is not available), at which booth the Licensed Products will be displayed as set forth herein with staffing by sales personnel who shall have responsibility solely for the promotion and sale of those Licensed Products. Only Approved Licensed Products can be displayed at any tradeshow. The location and design of any such booth is subject to LICENSOR’s prior written approval. It is agreed and understood by the Parties that when LICENSEE uses dedicated space in LICENSOR’s booth, LICENSEE shall rent such space from

LICENSOR, and LICENSEE shall pay to LICENSOR its then prevailing rates for such space no later than forty-five (45) calendar days after the end of such tradeshow. Rental rates shall be calculated on a per square footage basis.
9.4 Public Relations Events
Public relations events and activities shall be overseen by LICENSOR to promote the Licensed Products and/or the Trademarks, with such events to include personal appearances made by Vince Camuto or a Camuto-family member to promote the Trademarks and all associated products in retail stores and on HSN. As LICENSEE’s contribution to such Public Relations events, LICENSEE shall remit a fee of the greater of ****. Notwithstanding the foregoing, sales of Licensed Products as Special Make-Ups shall be excluded from the Net Sales used to calculate the Public Relations Event fee.
9.5 Personal Appearance
Vince Camuto agrees to reasonably cooperate with LICENSEE to make personal appearances on behalf of the Licensed Products in the Territory, during each Contract Year, in connection with any scheduled personal appearances made to promote the Trademarks. If any Personal Appearance is made by Vince Camuto expressly to benefit LICENSEE, the appearance shall be scheduled upon reasonable notice by LICENSEE to Vince Camuto and subject to his schedule. For such Personal Appearances made by Vince Camuto expressly to benefit LICENSEE, LICENSOR shall be reimbursed by LICENSEE for the reasonable costs of LICENSOR’s travel and hotel to the extent such appearances are outside of the New York metropolitan area.
10. INSURANCE
10.1 Procurement of Insurance.
Without limiting LICENSEE’s liability under the indemnity provisions hereof, during the term of this Agreement LICENSEE shall maintain with reputable insurance companies reasonably satisfactory to LICENSOR, comprehensive general liability insurance in the amount of at least **** including defense costs. Said policy shall cover any incidents that occur during the term of this Agreement, including any Renewal Term, regardless of whether the claim is made during the term of this Agreement or is made after the expiration or termination of this Agreement. During the term of this Agreement, LICENSEE may not engage in the manufacture, sale or promotion of any Licensed Product unless the required insurance coverage is in full force and effect.
10.2 Evidence of Insurance.
No later than thirty (30) calendar days before the first shipment of the Licensed Products, and not later than thirty (30) calendar days before each subsequent Contract Year, including the Contract Years in the Renewal Term, if any, LICENSEE shall furnish to LICENSOR a certificate of insurance evidencing the required insurance policy. Upon request, LICENSEE shall provide LICENSOR with a copy of the insurance policy and related endorsements evidencing the insurance coverage required hereunder.
11. OWNERSHIP AND PROTECTION OF TRADEMARKS AND IP RIGHTS
11.1 Ownership.

LICENSEE acknowledges that LICENSOR or its affiliated entities are the exclusive owner(s) of the Trademarks and of the IP Rights and that all of LICENSEE’s uses of the Trademarks and the IP Rights shall inure to the exclusive benefit of LICENSOR and its affiliates.
11.2 Registration.
LICENSOR shall reasonably preserve its rights in and to the Trademarks and the IP Rights in regard to the Licensed Products, and LICENSEE shall cooperate in good faith with LICENSOR for the purpose of securing and preserving LICENSOR’s rights in and to the Trademarks and the IP Rights, including, without limitation, in the execution, submission and prosecution of any trademark, service mark, copyright or patent applications and similar applications for registration which LICENSOR, at its cost, may desire to submit at any time and from time to time.
11.3 Prohibited Acts.
LICENSEE shall not, directly or indirectly:
     (a) claim ownership of the Trademarks or the IP Rights;
     (b) permit the use of the Trademarks or the IP Rights in such a way as to give the impression that they are the property of LICENSEE;
     (c) use the Trademarks or the IP Rights or any confusingly similar trademark or other similar intellectual or industrial property in any manner not expressly authorized by LICENSOR;
     (d) engage in any activity that may contest, dispute, dilute or otherwise impair the right, title, interest or goodwill of LICENSOR in the Trademarks, including, without limitation, any action to prevent or cancel any registration of the Trademarks;
     (e) use the Trademarks in any manner that is not necessary or beneficial for the manufacture or distribution of the Licensed Products; or
     (f) use the Trademarks as part of LICENSEE’s corporate or commercial name unless expressly permitted by LICENSOR in writing.
11.4 Misuse.
LICENSEE shall cooperate fully and promptly with LICENSOR in the protection of LICENSOR’s rights to the Trademarks and the IP Rights, as LICENSOR may request from time to time. LICENSEE shall take prompt reasonable action to stop any minor infringement, counterfeiting or other misuse of the Trademarks or the IP Rights in connection with the Licensed Products. LICENSEE shall not be expected to incur any costs other than its normal operating costs in taking such actions and examples of such actions would be sending a form cease and desist letter and notifying LICENSOR immediately of the suspected infringement.
LICENSEE shall notify LICENSOR immediately by telephone, electronic mail, or facsimile of any and all cases of infringement, counterfeiting or misuse of the Trademarks or IP Rights. In all cases, LICENSOR shall have the right to participate with LICENSEE in any action to stop such activities, or to take complete control over such action. In any case where LICENSOR takes action to stop such activities that occur in regard to the Licensed Products, LICENSOR and LICENSEE shall negotiate in good faith for the division of the costs incurred relating to such actions.
Any monetary recovery obtained in actions taken at LICENSEE’s sole expense shall be retained by LICENSEE. Any monetary recovery obtained in actions taken at the sole expense of LICENSOR shall be retained by LICENSOR. The allocation between LICENSEE and LICENSOR of any monetary recovery obtained in actions where expenses have been shared by both parties shall be submitted to the adjudicating party for allocation, which shall either be the Court if related to the resolution of a litigation or to a JAMS arbitrator pursuant to Section 20, and such adjudicating party shall consider both the parties’ contribution to costs and the damages suffered by each such party in considering the allocation of the monetary recovery.
12. TRADE SECRETS AND CONFIDENTIALITY
12.1 Confidential Relationship.
A confidential relationship is created by this Agreement. Except in connection with their respective rights and obligations under this Agreement, LICENSOR, LICENSEE and their respective affiliates, employees, attorneys and accountants shall keep confidential and not take or use for its or their own purpose Trade Secrets of the other party hereto, or as may be required by law, or in connection with regulatory or administrative proceedings and only then with reasonable advance notice of such disclosure to the other party hereto. In the course of arbitration or litigation, LICENSEE shall not have any right of access to LICENSOR’s Trade Secrets and LICENSEE waives any right to see such Trade Secrets unless such shall relate to the claims at issue.
12.2 Exclusions.
The provisions of this paragraph shall not apply to any Confidential Information that:
     (a) the parties provide to those of their employees who absolutely need the Confidential Information in order to exercise the rights granted hereunder provided that those employees are bound by written obligations of confidentiality contained within this Agreement.
     (b) is or becomes generally available to the public other than as a result of any act or omission of the breaching party;
     (c) after the date of this Agreement comes into the possession of a party and is received from a person lawfully in possession of the information and owing no obligation of confidentiality in respect of the information; or
     (d) is required to be disclosed by any court or governmental or administrative authority competent to require disclosure.
12.3 Non-Solicitation.
LICENSOR and LICENSEE and their respective subsidiaries and affiliates (collectively Affiliates) each agree that during the Term and for a period of one year following the termination or expiration thereof for any reason, neither party shall: (a) hire or solicit to hire, whether on its own behalf or on behalf of any other person, any employee or the other party or any of such party’s Affiliates or any person who had left the employ of such party or any of such party’s Affiliates within 12 months of the termination or expiration of the Term; or (b) directly or indirectly, encourage or induce any employee of the other party or any of such other party’s Affiliates to leave such party’s or such other party’s Affiliate’s employ.
12.4 Restrictive Covenant.
During the Term of this Agreement and for a one-year period immediately following the termination, expiration, or rescission of the Agreement, LICENSOR and Affiliates shall not directly or indirectly share any information about LICENSEE’s Manufacturers or vendors, subcontractors, any Manufacturer who executed a third-party manufacturing agreement pursuant to this Agreement or other such parties, that LICENSOR might have garnered during the period of this Agreement with any prospective or new licensee, to the extent that such information relates to Licensed Products, with any new or prospective licensee. This paragraph however shall not prevent LICENSOR or any future licensee of LICENSOR from purchasing or benefiting from or contracting or doing business with any such Manufacturer if any such new licensee had or was able to glean such information independently and without learning of the existence of such Manufacturer from LICENSOR. Irrespective of the foregoing, if any of the information that would typically be bound by this Restrictive Covenant is or becomes publicly-known information in the industry during the Term of this Agreement or the one-year period immediately following the termination, expiration, or recision of the Agreement, such information shall no longer be subject to this Restrictive Covenant.
12.5 Equitable Relief.
The restrictions contained in this Article 12 are necessary for the protection of the business and good will of both parties and are considered by each party to be reasonable and essential for such purpose. The parties understand and agree that either party will suffer irreparable harm in the event that the other party breaches any of the obligations of this Article 12 and that monetary damages will be inadequate to compensate for any such breach. Accordingly, the parties agree that, in the event of a breach or threatened breach by a party of any of the provisions of this Article 12, the other party, in addition to and not in limitation of any other rights, remedies or damages available at law or in equity, shall be entitled to a permanent injunction in order to prevent or to restrain any such breach by the first party or its partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for, by or with them.
13. PAYMENTS AND REPORTS
13.1 Royalty Basis.
The Trademark Royalty shall be calculated on the basis of Net Sales of the Licensed Products. A Licensed Product shall be considered “sold” upon the date when such Licensed Product is invoiced, shipped or paid for, whichever event occurs first. Sales of all Licensed Products, excepting those sold to LICENSOR, are subject to payment of the Trademark Royalty.
13.2 Deductions/Returns/Closeouts.

Unless otherwise agreed in writing by the parties, only the following deductions from Gross Sales will be permitted for each Contract Year for the purpose of calculating Net Sales:
     (a) The combined total of Allowances and Trade Discounts shall not exceed **** of the total Gross Sales of the Licensed Products sold;
     (b) Returned units of Licensed Products shall not exceed **** of total Licensed Product units sold;
     (c) Closeouts shall not exceed **** of the total Gross Sales of Licensed Products sold;
     (d) Special Make-Ups shall not exceed **** of the total Gross Sales of Licensed Products sold;
     (e) The combined total of Closeouts and Special Make-Ups shall not exceed **** of the total Gross Sales of Licensed Products sold.
     (f) The combined total of Allowances, Trade Discounts and Closeouts shall not exceed **** of the total Gross Sales of the Licensed Products sold.
If (i) Allowances and Trade Discounts exceed the permitted percentage described in subsection (a) above for a Contract Year, (ii) Special Make-Ups exceed the percentage described in subsection (d) above for a Contract Year, (iii) Closeouts and Special Make-Ups exceed the permitted percentage described in subsection (e) above for a Contract Year, or (iv) Allowances, Trade Discounts and Closeouts exceed the permitted percentage described in subsection (f) above for a Contract Year, LICENSOR’s sole remedy shall be the right in each case to adjust LICENSEE’s Net Sales upward by the amount of the overage both in terms of the Listed Wholesale Price and/or the units shipped.
If returned units of Licensed Products exceed the permitted percentage for a Contract Year, LICENSOR’s sole remedy shall be the right to adjust LICENSEE’s Net Sales requirement upward by the amount that is the product of (i) the average of the returned Licensed Products during the Contract Year, multiplied by (ii) the number of units in excess of the maximum percentage of returned Licensed Products permitted.
If Closeouts exceed the permitted percentage for a Contract Year, LICENSOR’s sole remedy shall be the right to adjust LICENSEE’s Net Sales requirement upward by the amount that is the product of (i) the average discount given on Closeouts during the Contract Year, multiplied by (ii) the number of units in excess of the maximum percentage of Closeouts permitted.
Notwithstanding anything contained herein, no deductions whatsoever will be permitted for reserves of any kind, including reserves for bad debts, nor for any actual write-offs of bad debts.
If the information necessary for LICENSOR to determine or verify claimed Allowances, Trade Discounts or Closeouts is not provided properly as required by this Agreement and the attached forms, then LICENSOR shall have the right to disregard said claimed Allowances, Trade Discounts and/or Closeouts in calculating the Trademark Royalties due under this Agreement to the extent that LICENSOR is unable to verify the same.

13.3 Guaranteed Minimum Trademark Royalty and Trademark Royalty.
LICENSEE shall pay to LICENSOR on a quarterly basis during the Initial Term and any Renewal Term of this Agreement, the Trademark Royalty no later than the twenty-fifth (25th) day of the month immediately following the calendar quarter in which said Net Sales are made as the greater of the actual earned Trademark Royalty for that Royalty Quarter or one quarter (1/4th) of the Guaranteed Minimum Trademark Royalty. LICENSEE shall pay the actual earned Trademark Royalties on a year-to-date basis. If in any Royalty Quarter, LICENSEE has already paid actual earned royalties and Guaranteed Minimum Trademark Royalties that exceed the amount for the combined Guaranteed Minimum Trademark Royalty payments that are due for the remainder of the Contract Year, then LICENSEE must only pay to LICENSOR the actual earned royalties for that Royalty Quarter. The parties will true-up all Trademark Royalty Quarter payments, whether actual or Guaranteed Minimum payments for each applicable quarter, at year’s end by evaluating the Contract Year obligations on an annualized basis. Notwithstanding anything to the contrary contained herein, all amounts due to LICENSOR during the First Contract Year on account of Guaranteed Minimum Trademark Royalty, actual earned Trademark Royalty, and Pooled Marketing Fee shall be accrued (without interest) and deferred for payment in six (6) equal consecutive monthly payments commencing on the twenty-fifth (25th) day of the month of January in the Second Contract Year.
The obligation of LICENSEE to pay the Trademark Royalty and/or the Guaranteed Minimum Trademark Royalty, as the case may be, is absolute, notwithstanding any claim that LICENSEE may assert against LICENSOR. Except as set forth herein, LICENSEE shall not have the right to set off, compensate or make any deduction from payments of the Trademark Royalty or the Guaranteed Minimum Trademark Royalty for any reason whatsoever.
13.4 Quarterly Report.
Not later than thirty (30) calendar days after the end of each Quarter, tracking all shipped Licensed Products, LICENSEE shall send to LICENSOR by overnight courier service a Quarterly Statement of Royalties report (using the Statement of Royalties Form attached hereto as Exhibit “E”) with such information as reasonably requested by LICENSOR from time to time, including, but not limited to, a listing of shipments by retail account and product style.
13.5 Intentionally Omitted.
13.6 Pooled Marketing Fee.
As partial consideration for the license granted hereunder, LICENSEE shall, together with the Trademark Royalty due for each Royalty Quarter, pay to LICENSOR the Pooled Marketing Fee specified in Schedule A for LICENSOR to expend in its sole discretion on advertising and promotion of the Licensed Property (the “Pooled Marketing Fee”). LICENSOR’s uses of the Pooled Marketing Fee shall include, but not be limited to, events and parties related to the Licensed property; publicity and editorial exposure for the Licensed Property; catalogs and look-books containing Licensed Products; expenses related to photo shoots for brand campaigns; media placement coordination; and mailing list acquisition costs. The obligation of LICENSEE to pay the Pooled Marketing Fee is absolute and independent of the Trademark Royalty, notwithstanding any claim that LICENSEE may assert against LICENSOR. LICENSEE shall not have the right to set off, compensate or make any deduction from payments of the Pooled Marketing Fee for any reason whatsoever. The Pooled Marketing Fee shall be in addition to the Minimum Marketing Commitment stated in Section 8.3(c) in this Agreement. If LICENSEE is unsatisfied with good reason about how the Pooled Marketing Fee is being used by LICENSOR, LICENSEE and LICENSOR will discuss future opportunities to re-allocate the expenditure of the Pooled Marketing Fee by LICENSOR.
13.7 Images.
LICENSEE shall be entitled, at no additional cost, to all lifestyle brand images that are approved by LICENSOR for use in connection with Advertising to promote the Licensed Products. However, should LICENSEE wish to procure an image that incorporates and features the Licensed Products in the image frame, then LICENSEE shall pay the image fee of **** prior to each photo shoot organized and run by LICENSOR where such fee shall entitle LICENSEE to a single product-specific image. By example, if three (3) product-specific shots are approved by LICENSOR that feature LICENSEE’s Licensed Products from a particular photo shoot, LICENSEE shall have the option to augment the image fee that LICENSE already paid for one (1) image by paying the image fee for each additional approved product-specific shot (in this example, for all three (3) images, LICENSEE would have to pay a total of **** in image fees). Though LICENSEE can elect not to participate in the image fee program for a given photo shoot, thereby relying on use of only the lifestyle brand images that are provided for free by LICENSOR, it will still be required to provide Samples of the Licensed Products for use during the show room in a timely fashion. To participate in the product-specific image request program for each photo shoot, LICENSEE will be required to complete and timely return the Photo Shoot Participation Form to LICENSOR, an example of which is attached hereto as Exhibit “K.”
13.8 Late Payment.
If any payment of the Minimum Royalty, the Trademark Royalty or any other amounts due from LICENSEE hereunder are delayed for any reason for more than five (5) business days from when such payment is due, interest shall accrue on the unpaid principal amount from and after the date on which the same became due at the rate of the Prime Interest Rate as set forth in the US edition of the Wall Street Journal on the due date of such payment, plus one percent (1%), or the highest rate permitted by law in New York, U.S.A., whichever is lower.
13.9 Foreign Currency Conversion.
Net Sales made in a foreign currency shall be listed showing the foreign currency and the conversion to U.S. Dollars using the exchange rate for the fifteenth (15th) day of the relevant month (or the next business day if such day falls on a weekend or a holiday) as set forth in the U.S. edition of The Wall Street Journal.
14. ACCOUNTING SYSTEMS
14.1 Duty to Keep Accounts.
LICENSEE shall at all times keep and maintain an accurate account of all operations within the scope of this Agreement for a period of at least two (2) years after the date of such information, including, without limitation, separate and appropriate books of account and records sufficient to reconcile the number of Licensed Product units manufactured with the number of Licensed Product units sold. LICENSEE shall establish a separate income statement and separate books of account to track the sales of the Licensed Products.
14.2 Composite Royalty Statement.
LICENSEE shall provide LICENSOR within thirty (30) calendar days after the end of each Contract Year a composite royalty statement showing the aggregate Gross Sales, Trade Discounts, Returns, Allowances and Closeout Discounts and any other deduction taken pursuant to Section 13.2 above to arrive at the Net Sales price of all Licensed Products sold by LICENSEE. The composite annual statement shall be certified by the chief financial officer of LICENSEE, or by a Certified Public Accountant. LICENSEE must also provide a cash flow statement for 2011 and 2012, based on LICENSEE’s fiscal year calendar to LICENSOR. In the event LICENSEE de-lists from the stock exchange in the United States and is no longer a public entity, LICENSEE must continue to provide quarterly financial statements to LICENSOR within sixty (60) days of the end of each of LICENSEE’s fiscal quarters.
14.3 Right of Inspection by LICENSOR.
At all times during this Agreement, and for a period of one hundred and twenty (120) calendar days after termination or expiration of the Agreement, the books of account of LICENSEE, along with any underlying or related accounting and licensing documentation, with respect to the sales of the Licensed Products shall be available for inspection, copying and audit by LICENSOR, its agent or representative during normal business hours, upon not less than five (5) calendar days advance notice, and shall be made by LICENSOR at its own expense, except as provided below. If the auditing party validly determines that LICENSEE’s reporting and record keeping are not in material accordance with the express terms of this Agreement and discloses that LICENSEE underpaid the Trademark Royalties and/or Pooled Marketing Commitment payments due or demonstrated Minimum Marketing Commitments obligated under this Agreement, then LICENSEE must pay to LICENSOR within five (5) calendar days all Trademark Royalties and/or Pooled Marketing Commitment payments owed and due as discovered by any such inspection and audit. If the inspection and audit shows that LICENSEE did not meet its Minimum Marketing Commitment through demonstrable expenses, then any amount that was not spent by LICENSEE below the Minimum Marketing Commitment obligations shall be paid to LICENSOR as additional Pooled Marketing Commitment payments. If the inspection and audit shows an error in favor of LICENSEE in excess of five percent (5%) of Trademark Royalties, Pooled Marketing Commitment payments, and/or Minimum Marketing Commitment obligations with respect to the computation of such royalties, Pooled Marketing Commitment payments, and/or Minimum Marketing Commitment obligations, all costs and expenses incurred by LICENSOR in connection with such inspection and audit shall be borne by LICENSEE and LICENSEE must pay all underpayments and reimburse LICENSOR within five (5) calendar days of being presented with a written statement of such costs and expenses from LICENSOR for such inspection and audit. If the inspection and audit shows an error in favor of LICENSEE in excess of ten percent (10%) of Trademark Royalties, Pooled Marketing Commitment payments, and/or Minimum Marketing Commitment obligations, LICENSOR shall have the right to immediately terminate this Agreement without advance notice to LICENSEE in addition to collecting all underpayments from LICENSEE within five (5) calendar days and can also obtain reimbursement for the costs and expenses of undertaking the audit within five (5) calendar days after presenting LICENSEE with written statement of such costs and expenses.

15. FORCE MAJEURE
Neither LICENSOR nor LICENSEE shall be held responsible for any loss, damage or delay suffered by the other party owing to any cause that is beyond the reasonable control of the defaulting party and cannot be attributed to negligence, nonperformance of its obligation. Such causes include, but are not limited to, wars, embargoes, terrorist acts, riots, civil disturbances, fires, storms, floods, typhoons, earthquakes, and other natural calamities, strikes and labor disputes, government acts and restrictions, and other causes that cannot be overcome or prevented by due diligence. Either party wishing to invoke this Section shall give notice to the other party stating the relevant cause. The defaulting party shall promptly resume performance of its obligations the moment such cause or causes cease to operate, provided however, that if the condition continues with respect to LICENSEE for a period of more than ninety (90) calendar days, LICENSOR shall have the right to terminate this Agreement. In the event this Agreement is terminated pursuant to this Section 15 by LICENSOR, under conditions where a force majeure event has caused a significant interruption that has unduly delayed or interfered with LICENSEE’s performance of its duties and obligations under this Agreement, LICENSEE shall be entitled to the Sell-Off Period pursuant to Section 17.4 and shall have no further obligation to pay any Guaranteed Minimum Royalty payment to LICENSEE, provided that LICENSEE shall pay Trademark Royalty with respect to Licensed Products sold during the Sell-Off Period.
16. BREACH AND TERMINATION
16.1 Termination Option for Breach/Cure Possible.
     (a) Subject to other terms in this Agreement, if LICENSEE breaches any of its material obligations under this Agreement, LICENSOR may terminate this Agreement by giving a written notice of breach to LICENSEE. Termination will become effective immediately unless LICENSEE completely cures the breach, if curable, within thirty (30) calendar days after the giving of such notice for any breach unrelated to monies owed by LICENSEE, provided however, that the thirty (30) calendar day cure period shall be extended for a longer period as is reasonable under the circumstances if the breach cannot reasonably be cured within such thirty (30) calendar day period and LICENSEE is diligently proceeding to cure such breach.
     (b) If LICENSEE breaches any of its material obligations under this Agreement relating to payments it must make under this Agreement to LICENSOR, then LICENSOR may terminate this Agreement by giving a written notice of breach to LICENSEE with the monetary demand. Termination will become effective immediately unless LICENSEE completely cures the breach by remitting payment to LICENSOR within five (5) business days after LICENSEE receives LICENSOR’s notice.
16.2 Additional Termination Rights.
Subject to any other terms in this Agreement, LICENSOR may terminate this Agreement immediately without any right to cure if any of the following events occur:
     (a) LICENSEE merges or consolidates with or into another entity other than a Permitted Assignee as defined in Section 23 hereof, or directly sells or otherwise transfers, sells or disposes of all or substantially all of its business or assets to another entity other than a

Permitted Assignee as defined in Section 23 hereof without LICENSOR’s prior written consent, which shall not be unreasonably withheld, and such transaction has a material adverse effect on LICENSOR;
     (b) Closeouts exceed **** of total Gross Sales of Licensed Products sold for any Contract Year, unless LICENSOR has granted it prior written approval;
     (c) LICENSEE Willfully reports materially incorrect or materially false manufacturing sales or financial information;
     (d) LICENSEE is declared bankrupt or is dissolved either compulsorily or voluntarily, or a petition is presented or an order is made or an effective resolution is passed or analogous proceedings are taken for bankruptcy, dissolution (except in the case of a sale of assets approved by LICENSOR), composition, concordance, reorganization or winding-up of LICENSEE, or if LICENSEE convenes a meeting for the purpose of making, or proposes or enters into, any arrangement or composition for the benefit of its creditors, or a receiver or other similar officer is appointed for, the whole or any part of the assets or undertakings of LICENSEE, or if LICENSEE stops payment to its creditors generally, or ceases or threatens to cease to carry on its business or any substantial part thereof, or becomes insolvent or unable to pay or discharge its liabilities in the ordinary course of business, or if LICENSEE assigns the whole or any substantial part of its assets or undertakings for the benefit of creditors; except that if a petition in bankruptcy is brought by a third-party or receiver or similar officer is appointed at the request of a third-party, LICENSEE shall have a period of ninety (90) calendar days to have such petition or appointment dismissed;
     (e) LICENSEE, on one occasion, Willfully ships Licensed Products that have not been approved by LICENSOR, or ships Licensed Products that have been disapproved;
     (f) LICENSEE, on one occasion, Willfully ships Licensed Products to any customer that is not approved by LICENSOR, or Willfully ships Licensed Products to any customer that has been disapproved;
     (g) LICENSEE Willfully ships Licensed Products to any entity for resale outside of the Territory except pursuant to written approval;
     (h) LICENSEE fails to meet its minimum Net Sales Requirements in a given Contract Year;
     (i) After LICENSEE has failed to comply with a material term of this Agreement and, has received three (3) or more written notices from LICENSOR citing non-compliance with the particular term of the Agreement which has been breached, such as use of Advertising that was not approved prior to such use by LICENSOR;
     (j) Cease to carry liability insurance in the amount and type required herein;
     (k) Fail to make timely payments, or to timely deliver the statements and reports required pursuant to Section 5 after written notice of same more than twice in any calendar year;

     (l) Be the subject of a product recall based upon a final order of the Consumer Product Safety Commission for any of the Licensed Products which results in LICENSEE’s failure to be able to actively market a representative line of Licensed Products;
     (m) Fail to introduce the Licensed Products by the Product Introduction Date recited in Schedule A attached hereto;
     (n) Fail to commence sales of the Licensed Products in commercial quantities by the First Sale Date recited in Schedule A attached hereto;
     (o) LICENSEE Willfully manufactures or Willfully sells Licensed Products or products or materials incorporating the Licensed Property, without the express permission of LICENSOR as herein provided, or Willfully manufactures or Willfully sells any disapproved products;
     (p) LICENSEE defaults on its debt covenants;
     (q) LICENSEE is the subject of a “going concern” opinion that has been issued by from auditors;
     (r) LICENSEE no longer benefits from the financial support of China Ting; or
     (s) LICENSEE Willfully uses or authorizes the use of Ancillary Material or the Licensed Products in an unauthorized or improper manner.
Should LICENSOR provide a cure period for any of the foregoing, such action will not constitute a waiver of or bar to LICENSOR’s right to strictly enforce immediate termination in the future, without any right to cure, in the event of the same or any other applicable breach.
17. OBLIGATIONS AT TERMINATION OR EXPIRATION
17.1 Promotional Materials.
Within thirty (30) calendar days after the expiration or termination of this Agreement for any reason, LICENSEE shall remove and deliver to LICENSOR all promotional materials, including brochures, tags, business cards and letterhead, bearing the Trademarks or the IP Rights.
17.2 Subcontractors.
If LICENSEE has retained manufacturing subcontractors hereunder, LICENSEE shall use commercially reasonable efforts to ensure their continued compliance with any and all obligations under this Agreement that are applicable to such subcontractors following termination or expiration of this agreement. In addition, LICENSEE shall indemnify and defend LICENSOR against all losses, damages, attorneys’ fees, judgments, settlement amounts or other costs or expenses incurred or suffered by LICENSOR as a result of third party claims against LICENSOR concerning LICENSEE’s use or retention of any manufacturing subcontractor, where such use or retention violates LICENSEE’s obligations under this Agreement.
17.3 Inventory; Right to Purchase.

Within thirty (30) calendar days after the termination of LICENSEE’s rights under this Agreement or the expiration of this Agreement, LICENSEE shall furnish to LICENSOR a certificate listing its inventory of Licensed Products on hand and work in progress together with the location thereof. LICENSOR shall have the right to conduct a physical inventory of such Licensed Products from LICENSEE and shall have the right to purchase the Licensed Products upon the following terms:
     (a) LICENSOR shall notify LICENSEE of its intention, if any, to exercise this option within ten (10) business days after LICENSOR’s receipt of such certificate and shall specify which of the Licensed Products are to be purchased;
     (b) the price for such Licensed Products shall be the LICENSEE’s cost of the Licensed Products in regard to current season Licensed Products, and in regard to non-current season Licensed Products the price shall be the lower of LICENSEE’s cost or market value;
     (c) LICENSEE shall deliver Licensed Products purchased by LICENSOR within fifteen (15) calendar days after receipt of the notice of LICENSOR’s intention to purchase the inventory and;
     (d) payment shall be due upon delivery; provided, however, that LICENSOR may deduct from the purchase price for such Licensed Products any amounts owed it by LICENSEE.
17.4 Remaining Licensed Products.
In the event LICENSOR elects not to purchase remaining Licensed Products pursuant to the provision above, then LICENSEE shall have one hundred eighty (180) calendar days to sell the Licensed Products if the Agreement is expiring or is being terminated by the parties for reasons other than for LICENSEE’s material breach of the terms of the Agreement (the “Sell-Off Period”). Such sales shall be made in full conformance with the requirements of this Agreement. After the one hundred eighty (180) calendar day selling period, LICENSEE shall have the right to sell the Licensed Products only after the Trademarks and features embodying the IP Rights have been removed therefrom prior to sale, unless the parties agree otherwise in writing. In the event LICENSOR elects not to purchase remaining Licensed Products pursuant to the provision above, following LICENSOR’s termination of the Agreement due to LICENSEE’s material breach of a term of the Agreement, then LICENSEE shall have three (3) months to sell the Licensed Products (the “Breach Sell-Off Period”). Such sales shall be made in full conformance with the requirements of this Agreement. After the three (3) month selling period following termination of the Agreement due to material breach by LICENSEE, LICENSEE shall have the right to sell the Licensed Products only after the Trademarks and features embodying the IP Rights have been removed therefrom prior to sale, unless the parties agree otherwise in writing.
17.5 LICENSEE’s Obligation Regarding Sale of Licensed Products.
In the event that LICENSEE sells any Licensed Products in accordance with this Section, LICENSEE shall still report to LICENSOR the information required in the Quarterly Statement of Royalties report and shall pay to LICENSOR, within twenty (20) calendar days after the expiration of such permitted selling period, the appropriate amount of Trademark Royalty due with respect to sales of Licensed Products by LICENSEE during such period.

17.6 Additional Sell-Off Provision.
Notwithstanding any breach of this Agreement or any provisions of this Section 17, LICENSOR shall permit, subject to its reasonable right of approval, the sale of Licensed Products by any party that finances or factors LICENSEE’s business provided that the substitution of any such financing or factoring party for LICENSEE does not alter LICENSOR’s rights under this Agreement and that the sales of the Licensed Products are within the Territory, to Approved Authorized Distribution Channels and that such financing source or factor pays earned Trademark Royalty payments to LICENSOR, solely on its sales of the Licensed Products, pursuant to the terms herein. LICENSOR must have the opportunity to review any legal documents in favor of such financing or factoring source before providing its approval, which shall not be unreasonably withheld. If LICENSOR provides its approval, it will execute such legal documents in favor of any such financing source or factor as LICENSEE shall from time to time reasonably request to evidence the foregoing.

18. EFFECT OF TERMINATION OR EXPIRATION
18.1 Termination of Rights.
Except as specifically provided in Section 17 above, upon the termination of the rights granted hereunder to LICENSEE under this Agreement or upon the expiration of this Agreement, all rights of LICENSEE to use the Trademarks and the IP Rights, including without limitation, rights to manufacture, distribute, offer to sell, sell and advertise Licensed Products, shall terminate or, as appropriate, be assigned to LICENSOR. Any such assignment, transfer or conveyance shall be without consideration other than the mutual covenants contained in this Agreement. LICENSOR may thereafter license the right to use the Trademarks and/or the IP Rights in connection with the manufacture, wholesale, offer for sale at wholesale, distribution and advertising of the Licensed Products in the Territory without any restriction or obligation to LICENSEE.
18.2 No Use of Trademarks and IP Rights.
Except as permitted by LICENSOR, after the termination of the rights granted to LICENSEE or upon the expiration of this Agreement, LICENSEE shall not use the Trademarks, the IP Rights and/or any other trademark, trade name or other industrial or intellectual property that is:
     (a) confusingly similar to the Trademarks;
     (b) substantially similar to the IP Rights; or
     (c) associated with, or suggests an association with, the Trademarks and the IP Rights in any way.
18.3 Acceleration; Other Rights Unaffected by Termination.
Except as otherwise stated herein, in the event of a termination of this Agreement by LICENSOR as provided for in this Agreement, LICENSEE shall pay to LICENSOR an amount equal to the Guaranteed Minimum Trademark Royalty and the Pooled Marketing Fee for the eighteen (18) month period following the termination date of this Agreement payable within 10 days after the date of termination. Termination by LICENSOR shall be without prejudice to any other rights or remedies that LICENSOR may have.
19. INDEMNIFICATION, REPRESENTATIONS AND WARRANTIES
19.1 Indemnification.
     (a) LICENSEE shall, except for the indemnities from LICENSOR pursuant to Section 19.1(b), indemnify, defend and hold harmless LICENSOR, its directors, officers, employees, related companies, affiliates, members, managers, and agents (the “LICENSOR Indemnities”), of and from any loss, liability, claim, damage (excluding incidental and consequential damage) or expense, including reasonable legal expenses, involving a third-party claim, suffered by, imposed upon or asserted against LICENSOR as a result of, in respect of, connected with, or arising out of, under, or pursuant to any failure of the LICENSEE to perform or fulfill any covenant or obligation it has under this Agreement, or any breach or inaccuracy of any representation given by LICENSEE and contained in this Agreement. Compliance by LICENSEE with the insurance provisions of this Agreement shall not relieve LICENSEE of its duty to indemnify and defend LICENSOR under this Section. The duty to indemnify and defend survives the termination or expiration of this Agreement.
     (b) LICENSOR shall, except for the indemnities from LICENSEE pursuant to Section 19.1(a), indemnify, defend and hold harmless LICENSEE, its directors, officers, employees, related companies, affiliates, members, managers and agents (the “LICENSEE Indemnities”) of and from any loss, liability, claim, damage involving a third-party claim suffered by, imposed upon or asserted against the LICENSEE Indemnities as a result of and respect of, connected with, or arising out of any claim which could constitute a breach or violation of LICENSOR’s Representations and Warranties as contained in Section 19.5 and Trademarks Warranties as contained in Exhibit J.
19.2 Defense Counsel.
     (a) LICENSEE shall defend LICENSOR as required hereunder, with counsel acceptable to LICENSOR, whose acceptance of such counsel shall not be unreasonably withheld or delayed, with respect to each and every claim for which LICENSOR is indemnified by LICENSEE under this Agreement, so long as LICENSOR provides prompt written notice of any claim giving rise to such indemnity obligations to LICENSEE. LICENSEE shall pay for the services of such counsel upon counsel’s presentation of reasonable legal bills. LICENSOR agrees that counsel designated by LICENSEE’s insurance company shall be satisfactory for purposes of handling any product liability claims. Any compromise or settlement of any claim or action which is subject to indemnification by LICENSEE or LICENSOR shall require the written consent of both parties, which consent shall not be unreasonably withheld, except that no consent shall be required if the settlement is for a monetary amount and the indemnified parties receive an unconditional general release from the claimants.
     (b) LICENSOR shall defend LICENSEE as required hereunder, with counsel acceptable to LICENSEE, whose acceptance of such counsel shall not be unreasonably withheld or delayed, with respect to each and every claim for which LICENSEE is indemnified by LICENSOR under this Agreement, so long as LICENSEE provides prompt written notice of any claim giving rise to such indemnity obligations to LICENSOR. LICENSOR shall pay for the services of such counsel upon counsel’s presentation of reasonable legal bills. LICENSEE agrees that counsel designated by LICENSOR’s insurance company shall be satisfactory for purposes of handling any product liability claims. Any compromise or settlement of any claim or action which is subject to indemnification by LICENSOR or LICENSEE shall require the written consent of both parties, which consent shall not be unreasonably withheld, except that no consent shall be required if the settlement is for a monetary amount and the indemnified parties receive an unconditional general release from the claimants.
19.3 Authority.
Each of the parties represents and warrants that it has the full right, power and authority to enter into this Agreement and to perform all of its respective obligations, that it is under no legal impediment which would prevent its entering into and performing fully its obligations under this Agreement, and that it is financially capable of performing such obligations.

19.4 Compliance With Laws.
The parties shall take all actions required by any local, provincial, national, state or regional agency, government or commission to carry out the purposes of the rights licensed hereunder in compliance with applicable law. The parties shall immediately provide the other party with copies of any communication to or from any such agency, government or commission that related to or affects this Agreement or the Trademarks or the IP Rights. Without limitation to the foregoing, the parties shall not engage in any unfair or illegal trade practices or commit any acts or engage in any transactions that would reflect adversely upon the goodwill associated with LICENSOR, the Trademarks, the IP Rights, or the Licensed Products.
19.5 LICENSEE Representations and Warranties.
LICENSEE represents and warrants to LICENSOR that:
     (a) LICENSEE is, and shall remain at all times during the Term of this Agreement, a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the State of New York;
     (b) LICENSEE has, and shall have at all times during the Term of this Agreement, the ability and capacity to perform its obligations hereunder or to cause such obligations to be performed; and
     (c) to its best knowledge, any designs submitted by LICENSEE to LICENSOR for approval do not infringe the rights of any other person or entity.
19.6 LICENSOR’s Representations and Warranties.
LICENSOR represents and warrants to LICENSEE that:
     (a) LICENSOR is, and shall remain at all times during the Term of this Agreement, a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware;
     (b) LICENSOR has the right to enter this Agreement, and shall have at all times during the Term of this Agreement, the ability and capacity to perform its obligations hereunder or to cause such obligations to be performed;
     (c) the use of the Trademarks as set forth herein will not infringe or violate any rights of any third party;
     (d) throughout the Term of this Agreement, LICENSOR shall not abandon, and shall reasonably protect and enforce its rights in the Property;
     (e) LICENSOR is not, and will not be throughout the Term of this Agreement, a party to or bound by any contract or other obligation whatsoever that limits or impairs its ability and right to enter into this Agreement or perform its obligations hereunder; and

     (f) Exhibit “J” hereto and incorporated into this Agreement, is a Trademark Warranty, the contents of which LICENSOR represents and warrants to be accurate.
19.7 No Warranty or Representation by LICENSOR Except as Provided Herein.
Except as expressly provided herein or in the Trademark Warranty attached hereto as Exhibit “J,” LICENSOR makes no representation or warranty, either express or implied, as to any matter whatsoever, including, without limitation, the design, merchantability, durability, suitability of any product or other item or the fitness of any product or other item for a particular purpose. Notwithstanding the foregoing, LICENSOR warrants and represents that, as of the date of execution of this Agreement, it has the right to enter and perform under this Agreement.
20. ARBITRATION
20.1 Parties’ Consent to Arbitration.
Except as otherwise provided in this Agreement, LICENSOR and LICENSEE consent and submit to the exclusive jurisdiction and venue of the State of New York, U.S.A., for the adjudication of any dispute between LICENSOR and LICENSEE pertaining to this Agreement or the alleged breach of any provision hereof. Except as provided in this Agreement, any dispute, controversy or claim arising out of or relating to this Agreement or breach thereof shall be settled by binding arbitration heard by an arbitrator, in accordance with the Commercial Arbitration Rules (“Rules”) of JAMS. The arbitrator shall be appointed in accordance with the Rules. The parties hereto agree that the venue of such arbitration shall be New York, New York.
20.2 Powers.
The arbitrator shall be bound by the terms and conditions of this Agreement and shall have no power, in rendering the award, to alter or depart from any express provision of this Agreement, and their failure to observe this limitation shall constitute grounds for vacating his or her award. Except as otherwise provided in this Agreement, the arbitrator shall apply the law specified in Section 20 below. Any award of the arbitrator shall be final and binding upon the parties and judgment may be entered in any court of competent jurisdiction, including, without limitation, the courts of the State of New York or any federal court in New York, or any court of competent jurisdiction within the Territory. The award and judgment thereon shall include interest at the legal rate from the date that the sum awarded to the prevailing party was originally due and payable, and attorneys’ fees and other arbitration costs, including, without limitation, costs associated with expert witnesses.
20.3 Entitlement to Costs.
If any legal action or dispute arises under this Agreement, arises by reason of any asserted breach of it, or arises between the parties and is related in any way to the subject matter of the Agreement, the prevailing party shall be entitled to recover all costs and expenses, including reasonable attorneys’ fees, investigative costs, reasonable accounting fees and charges for experts. The “prevailing party” shall be the party who obtains a provisional remedy such as a preliminary injunction or who is entitled to recover its reasonable costs of suit, whether or not the suit proceeds to final judgment; if there is no court action, the prevailing party shall be the party who wins any dispute. A party need not be awarded money damages or all relief sought in order to be considered the “prevailing party” by the arbitrator(s) or a court.
21. GOVERNING LAW
All questions concerning this Agreement, the rights and obligations of the parties, enforcement and validity, effect, interpretation and construction which are governed by state law shall be determined under the laws of the State of New York. United States federal law shall apply to all other issues; however, if a provisional remedy is sought, the law of the place where such remedy is sought shall apply.
22. RELATIONSHIP OF PARTIES
This Agreement shall not be construed to place the parties in the relationship of legal representatives, partners, joint venturers or agents of or with each other. Under this Agreement, LICENSEE is an independent contractor and shall be solely responsible for the payment of all income tax withholding, payroll taxes, contributions and other obligations relating to LICENSEE’s employment and compensation of its employees and consultants. No party shall have any power to obligate or bind any other party in any manner whatsoever, except as specifically provided herein.
23. ASSIGNABILITY
This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. This Agreement is personal in nature and neither party may assign, transfer, or pledge their rights to this Agreement to anyone other than an affiliated entity or a related party (collectively, a “Permitted Assignee”) without the other party’s prior written approval, which approval shall not be unreasonably withheld. Any attempt by either party to transfer any of its rights or obligations under this Agreement to anyone other than a Permitted Assignee, whether by assignment, sublicense or otherwise, without having received the prior written approval of the other party, shall constitute a default hereunder, but shall otherwise be null and void.
24. WAIVER AND INTEGRATION
The failure of a party to insist upon strict adherence to any term or provision of this Agreement, or to object of any failure to comply with any term or provision of this Agreement, shall not be a waiver of that term or provision, stop that party from enforcing that term or provision, or preclude that party from enforcing that term or provision by estoppel or by laches. The receipt by a party of any benefit from this Agreement shall neither constitute such party’s waiver nor affect an estoppel on the right of that party to enforce any provision hereof. None of the terms of this Agreement shall be deemed to be waived or modified, except by an express agreement in writing, signed by an authorized officer of the party against whom enforcement of the waiver or modification is sought, supported by new consideration.
25. NOTICES AND COMMUNICATIONS
All notices under this Agreement shall be properly given only if made in writing and either mailed by certified mail, return receipt requested, postage prepaid, or delivered by hand

(including messenger or recognized delivery, courier or air express service) to the party at the address set forth in this paragraph or such other address as such party may designate by notice to the other parties. Irrespective of the foregoing, all Reports and Approval requests can be submitted by LICENSEE to LICENSOR via electronic mail and LICENSOR can respond accordingly by electronic mail. Such notices shall be effective on the date of receipt (evidenced by the certified mail receipt) if mailed or on the date of delivery if hand delivered. If any such notice is not received or cannot be delivered because the receiving party changed its address and did not give notice of such change to the sending party or due to a refusal to accept such notice by the receiving party, such notice shall be effective on the date delivery is attempted.

TO LICENSOR:	CAMUTO CONSULTING, INC.
c/o Camuto Group
411 West Putnam Avenue
Greenwich, Connecticut 06830
Attention: President
Facsimile: 866-735-1544

With a copy to:	Vice President, General Counsel
c/o Camuto Group
411 West Putnam Avenue
Greenwich, CT 06830
Facsimile: (866) 708-9589

With a copy to:	President, International and Licensing
c/o Camuto Group
1073 Glendon Avenue
Los Angeles, CA 90024
Facsimile: (866) 831-8166

All royalty statements/ payments/should be sent to:

CAMUTO CONSULTING, INC.
411 West Putnam Avenue
Greenwich, Connecticut 06830
Attention: Kevin McNamara
Facsimile: (203) 661-8982

TO LICENSEE:	BERNARD CHAUS, INC.
530 7th Avenue
New York, New York, 10018
Attn: Josephine Chaus
Facsimile: (212) 869-2626

With a copy to:	SILLS CUMMIS & GROSS P.C.
One Rockefeller Plaza
25th Floor
New York, New York 10020
Attn: Michael B. Goldsmith, Esq.
Facsimile: (212) 643-6500

26. SEVERABILITY
The provisions of this Agreement are severable, and if any provision shall be held invalid or unenforceable, in whole or in part, in any jurisdiction, then such invalidity or unenforceability shall affect only such provision, and shall not affect such provision in any other jurisdiction. To the extent legally permissible, a provision which reflects the original intent of the parties shall be substituted for such invalid or unenforceable provision.
27. SURVIVAL
All obligations of the parties of a continuing nature, including without limitation those concerning trademark rights, indemnities and trade secrets, shall survive the termination or expiration of this Agreement.
28. EXHIBITS AND FORMS
The Exhibits and Forms attached hereto and as revised and/or replaced by LICENSOR from time to time are hereby incorporated by reference and form integral parts hereof.
29. ENTIRE AGREEMENT
This Agreement, including all Exhibits, constitutes the entire agreement between the parties with respect to, and supersedes and replaces all prior negotiations and agreements, whether written, oral or implied, between the parties or their affiliates, principals or agents, concerning the subject matter hereof. This writing is intended as the final, complete and exclusive statement of the terms of the agreement between the parties with respect to the subject matter hereof and may only be amended in writing.

     IN WITNESS WHEREOF, the parties hereto have caused their duly-authorized representatives to execute this consolidated and amended Agreement as of the date first-above written.

CAMUTO CONSULTING, INC.	BERNARD CHAUS, INC.

/s/ Bob Galvin	/s/ Josephine Chaus

Bob Galvin, President	Josephine Chaus, Chief Executive Officer

Date:	November 18, 2010	Date:	November 18, 2010

SCHEDULE A
1. Licensed Trademarks
The following are the Licensed Trademarks:
VINCE CAMUTO WORD MARK
VINCE CAMUTO CREST DESIGN MARK
2. Licensed Products
The Licensed Products consist of: Women’s Sportswear and Ready-to-Wear, excluding denims and denim-related apparel, where each sportswear piece can be worn singly or in combination with other pieces from the same seasonal collection and such sportswear pieces shall comprise articles of clothing, namely casual and dress pants of all lengths; casual and dress shorts of all lengths; knit and woven tops, including, but not limited to cotton and knit tee-shirts, polo shirts, blouses, oxford and button down shirts; sweaters; coordinating jackets, blazers, vests, dresses sold to Upper-tier Department or Off-Price Department store sportswear departments, and casual and dress skirts and casual day dresses all such Sportswear collectively referred to as the “Sportswear Sub-Licensed Products”). Notwithstanding anything to the contrary contained herein, any Dresses sold as part of the Sportswear Sub-Licensed Products cannot be sold to women’s Dress and Suit Departments of department stores. Further, the Licensed Products shall only include denim fabrics and components, if approved by LICENSOR, in LICENSOR’s sole discretion. Finally, Dresses and any approved Licensed Products incorporating denim shall not be sold to specialty accounts, unless expressly approved by LICENSOR.
3. Territory
The Territory consists of: United States and its territories and possessions including any United States military bases, Canada and Mexico. LICENSEE shall be permitted to sell the Licensed Products to LICENSOR’s distributors. LICENSEE may sell to Authorized Distribution Channels with stores outside the Territory, so long as LICENSOR has not given a license to any other licensees in such territory and subject to LICENSOR’s prior written approval.
4. Authorized Distribution Channels
The Distribution Channels consist of:
(a) Upper-tier Department Stores and Specialty Retailers carrying comparable brands, including associated e-commerce channels. Retail catalogs and independent accounts with prior LICENSOR approval. Pre-approved customer accounts within this distribution channel are identified in Schedule B.

(b) Off-Price Channels set forth on Schedule B, provided that sales of Off-Price Goods plus Closeouts not exceed **** percent **** of the total Gross Sales of Licensed Products sold during a given Contract Year.
(c) Special Make-Ups programs to Marmaxx, Nordstrom Rack, Bloomingdale’s outlets, Steinmart and Loehmann’s in approved Off-Price Channels.
5. Guaranteed Minimum Net Sales and other Guaranteed Payments
LICENSEE’s Minimum Net Sales for each Contract Year shall be:

			GUARANTEED MINIMUM	MINIMUM
		GUARANTEED	ROYALTY (calculated	POOLED	MINIMUM
CONTRACT		MINIMUM	and based on full	MARKETING	MARKETING
YEAR	DATES	NET SALES	royalty rate)	FEE	COMMITMENT
Initial Term:
Contract Year 1	Effective Date to 12/31/11	****	****	****	****
Contract Year 2	1/1/12 to 12/31/12	****	****	****	****
Contract Year 3	1/1/13 to 12/31/13	****	****	****	****
Contract Year 4	1/1/14 to 12/31/14	****	****	****	****
Contract Year 5	1/1/15 to 12/31/15	****	****	****	****
Initial Term Totals:	Effective Date to 12/31/15	****	****	****	****
6. Pooled Marketing Fee
The Pooled Marketing Fee shall equal **** of Guaranteed Minimum Net Sales to department and specialty stores. For Net Sales that are attributed to approved Off-Price customers, including sales of Licensed Products as Special Make-Ups, LICENSEE shall be permitted to pay as the Pooled Marketing Fee for such sales **** to such Off-Price customers, up to the cap stated in this Agreement for sales of Off-Price Goods.
7. Minimum Marketing Commitment
Each year, LICENSEE shall spend on marketing, as the Minimum Marketing Commitment, at least **** of Guaranteed Minimum Net Sales. LICENSOR will have the right, in its sole discretion, to approve all advertising and promotional materials associated with the Minimum Marketing Commitment. Notwithstanding the foregoing, in the First Contract Year of the Initial Term, LICENSEE shall expend at least **** to support the Trademarks and the Initial Launch of the Licensed Products as its Minimum Marketing Commitment in such First Contract Year. LICENSEE’s expenditures related to and in connection with the building of any shops and the purchase and installation of any fixtures by LICENSEE shall be counted toward satisfaction of LICENSEE’s Minimum Marketing Commitment.
8. Product Introduction/First Sale Dates
The Product Introduction Date for the Licensed Products in the Territory shall be no later than April 1, 2011. The First Sale Date for the Licensed Products in the Territory shall be no later than August 1, 2011.
9. Public Relations Events
Public relations events and activities shall be overseen by LICENSOR to promote the Licensed Products and/or the Trademarks. As LICENSEE’s contribution to such Public Relations events, LICENSEE shall remit a fee of **** of Guaranteed Minimum Net Sales. Notwithstanding the foregoing, sales of Licensed Products as Special Make-Ups shall be excluded from the Net Sales used to calculate the Public Relations Event fee.

SCHEDULE B
PRE-APPROVED CUSTOMER LIST
Better Department Stores and Specialty Retailers carrying comparable brands, including associated e-commerce channels. Pre-approved customer accounts within this distribution channel are the following:
All Federated Stores (Macy’s, etc.)
Dillard’s
Saks
Neiman Marcus
Nordstrom
Bon Ton
Belk
Boscov’s
Bloomingdale’s
Dillard’s
Lord & Taylor
Von Maur
Urban Outfitters
VinceCamuto.com
Sales of Off-price Goods may be sold to the Off-Price Channels represented by the pre-approved customer accounts identified below:
Marmaxx
Ross
Century 21
Syms
Burlington Coat Factory
Filene’s Basement
Steinmart
Loehmann’s
Sak’s Off Fifth
Bluefly.com
Overstock.com
Nordstrom Rack

EXHIBIT A
CUSTOMER APPROVAL FORM
Date:
LICENSEE’s Name:
Territory:

Customer Corporate Name:	Phone #:

DBA Name:	Contact Name:

Owner’s Name:	Fax #:

Corporate Address:

Business Type:

Other brands in store:

Store Locations:

▫ Approved by CCI	▫ Disapproved by CCI

Comments:

Signature of LICENSEE:	Date:

Signature of CCI:	Date:

EXHIBIT B

Insert photo here
(adjust box as needed)

PRODUCT APPROVAL FORM

LICENSEE’s Name:	Season:

Licensed Product:	In-Store Delivery:

Style # / Name:

APPROVAL STATUS		Wholesale Price:	MSRP:
Date Submitted:

☐ Approved “as is” by CCI	☐	Approved with changes by CCI	☐ Disapproved by CCI
LICENSEE to list materials and colors below. CCI to check box if approved:

☐		☐
☐		☐
☐		☐
☐		☐
☐		☐

RESUBMIT
Date Submitted:

☐ Approved “as is” by CCI	☐	Approved with changes by CCI	☐ Disapproved by CCI
LICENSEE to list materials and colors with changes made below. CCI to check box if approved:

☐		☐
☐		☐
☐		☐
☐		☐

Comments:

CCI Signature:	Date:

LICENSEE Signature:	Date:

EXHIBIT C
LICENSED PROPERTY USE APPROVAL FORM
(For all uses other than advertising, e.g. trim, labels, stationery, packaging, display, etc.)
Date: _______________

LICENSEE’s Name:	Licensed Product(s):

Description of Use:

☐ Concept Design     ☐ Color Indication      ☐ Finished Art     ☐ Production Sample     ☐ Final Sample

If submission is a label or hangtag, name and address of supplier:

Attach a sample of use in this space or affix to a separate page.

☐ Approved by CCI	☐ Disapproved by CCI

Comments:

Signature of LICENSEE:	Date:

Signature of CCI:	Date:

EXHIBIT D
ADVERTISING APPROVAL FORM
Date:

LICENSEE’s Name:	Licensed Product (s):

Contact’s Name:	Phone #:

Advertising Type:

☐ Print	☐ Promotional Material	☐ Billboards	☐ Trade Shows	☐ Co-Op Advert	☐ Business Forms

Publication:

Date of Publication:

☐ Approved by CCI	☐ Disapproved by CCI

Comments:

Signature of LICENSEE:	Date:

Signature of CCI:	Date:

EXHIBIT E
STATEMENT OF ROYALTIES
This form must be completed and returned to the address below.

Licensee’s Name:	Product:
Currency

Licensed Territory:	Period:
Royalty Rate:

%

				Unit	Gross		Trade	Markdowns
Style	Quantity	Quantity	Quantity	Price	Sales	Returns	Discount	Allowances	Net Sales	Royalties
Number	Shipped	Returned	Close-out	($)	($)	($)	($)	($)	($)	($)

Please sign and date the following: “I certify that the above figures are accurate and a true reflection of all sales of Licensed Products.”

Date	Signature	Name and Title

EXHIBIT F
MONTHLY SALES REPORT FORM
(By Customer)
Sales Month:

LICENSEE’s Name:

Territory:

Customer	Units Shipped	Gross Sales	Returns	Allowances	Net Sales

Customer 1
Customer 2
Customer 3

Total Sales

EXHIBIT G
MONTHLY RETAIL REPORT

LICENSEE’s Name:	Season:

Licensed	Month:

TOP FIVE BEST SELLING STYLES

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Style #:	Style #:	Style #:	Style #:	Style #:
Colors:	Colors:	Colors:	Colors:	Colors:
Price:	Price:	Price:	Price:	Price:
Sell thru %:	Sell thru %:	Sell thru %:	Sell thru %:	Sell thru %:
Based on your knowledge, why did these styles perform well:

Are these five styles consistent top sellers for the market

BOTTOM FIVE SELLING STYLES

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Style #:	Style #:	Style #:	Style #:	Style #:
Colors:	Colors:	Colors:	Colors:	Colors:
Price:	Price:	Price:	Price:	Price:
Sell thru %:	Sell thru %:	Sell thru %:	Sell thru %:	Sell thru %:
Based on your knowledge, why did these styles perform poorly:

Do these five styles have consistent poor sell thru for the market period?

RETAILER PERFORMANCE
Are we meeting the margin and sell-thru expectations for your top three accounts? If so, how far above?
If not, which accounts, if any, are you having problems with?

Which brand(s) are we primarily competing against? Which brand(s) are we gaining market share from, if any?

EXHIBIT H

Brand:	Product:

Expenses incurred for the Period of
to

Quarter:

Amount
Invoice Date	Vendor’s Name	Description	in US $

Date:		TOTAL CONSUMER & TRADE EXPENDITURE:

Contact’s Name:		TOTAL COOP ADVERTISING: (Please attach list)

Licensee’s Signature:		TOTAL EXPENDITURE:

EXHIBIT I
Manufacturers Agreement
Exhibit appears on following page.

MANUFACTURERS AGREEMENT

LICENSOR:	CAMUTO CONSULTING, INC.

LICENSEE:	BERNARD CHAUS, INC.

TRADEMARKS:	VINCE CAMUTO
VINCE CAMUTO CREST

LICENSED PRODUCTS:	Women’s Sportswear and Ready-to-Wear

DATE OF MANUFACTURERS
AGREEMENT:

UNDERLYING LICENSE
AGREEMENT DATE:

EXPIRATION DATE OF
UNDERLYING LICENSE AGREEMENT
(unless sooner terminated or extended):

NAME, ADDRESS, TELEPHONE
NUMBER AND PRIMARY CONTACT
OF MANUFACTURER:

LICENSED TERRITORY:
          Manufacturer understands and agrees that the underlying License Agreement permits LICENSEE to have manufactured on its behalf Licensed Products utilizing the Trademarks and Licensed Products utilizing LICENSOR’s designs (hereinafter collectively the “Licensed Products”). In order to induce LICENSOR to consent to the manufacture of the Licensed Products by Manufacturer on behalf of LICENSEE, Manufacturer agrees that:
          (1) It will not manufacture the Licensed Products for anyone but LICENSEE without the prior express written consent of LICENSOR, which may be withheld for any reason whatsoever or for no reason;
          (2) It will manufacture only such Licensed Products an only such quantities of such Licensed Products as are ordered by LICENSEE from time to time and will sell any and all of such Licensed Products only to LICENSEE. If for any reason the quantity of manufactured Licensed Products is in excess of the quantity ordered by LICENSEE, at LICENSEE’s option, Manufacturer shall deliver the excess to LICENSEE without cost;
          (3) It will cease manufacturing the Licensed Products upon expiration or termination of the underlying License Agreement in accordance with its terms or this Agreement and thereafter Manufacturer shall promptly deliver to LICENSEE all remaining Licensed

Products and components thereof including without limitation fabric, trim, tags, labels, patterns, artwork and molds;
          (4) It will not authorize any other party to manufacture the Licensed Products, or any components thereof bearing the Trademarks or other trademarks owned by LICENSOR or embodying LICENSOR’s designs, without the prior express written consent of LICENSOR, which may be withheld for any reason whatsoever of for no reason;
          (5) It will permit representatives of LICENSOR at all reasonable hours upon not less than three (3) business days notice (by facsimile or otherwise) to inspect the operations and facilities involved in the manufacture of the Licensed Products, to consult with Manufacturer’s personnel, and to inspect and copy the books and records relating to the production and shipment of the Licensed Products. All such books and records shall be meticulously kept and shall be maintained for at least two (2) years at the premises of Manufacturer;
          (6) It acknowledges that the worldwide right, title and interest to the Trademarks and LICENSOR’s protectable designs of the Licensed Products are owned by LICENSOR. It shall not do anything to impair LICENSOR’s right, title and interest to such properties. All goodwill associated with the manufacture and sale of the Licensed Products shall inure to the benefit of LICENSOR;
          (7) It will not offer for sale, sell, give away, distribute or use for any purpose whatsoever any Licensed Products or components thereof including without limitation fabric, trim, labels and tags, which are damaged, defective, are seconds, or otherwise fail to meet the specifications and/or quality standards and/or trademark usage and notice requirements of the underlying License Agreement (hereinafter collectively, “Unsalable Licensed Products and Components”). All Unsalable Licensed Products and Components shall be delivered to LICENSEE without cost promptly after discovery thereof;
          (8) It will not use the Trademarks or Licensed Products in any advertisements or promotional materials without the prior express written consent of LICENSOR, which may be withheld for any reason whatsoever or for no reason;
          (9) It will not use Trademarks or LICENSOR’s protectable designs of the Licensed Products for any purpose except to manufacture the Licensed Products for LICENSEE pursuant to the underlying License Agreement.
          (10) It will look solely to LICENSEE for payment for Licensed Products ordered by LICENSEE and it shall not hold LICENSOR responsible for any such payment.
          (11) If LICENSOR discovers that Manufacturer has transferred to any entity other than LICENSEE or LICENSOR any of the Licensed Products, components thereof including without limitation fabric, trim, tags, labels, patterns, artwork and molds, or any of the Unsalable Licensed Products and Components, or colorable imitations of any of the foregoing, LICENSOR shall have the option of acquiring such materials and Manufacturer shall upon the written request of LICENSOR immediately reimburse LICENSOR for its cost of acquiring such materials.

          (12) All patentable subject matter, where such patentable subject matter is developed by Manufacturer solely in connection with the manufacture of the Licensed Products, and all copyrightable subject matter developed by Manufacturer pursuant to the manufacture of the Licensed Products shall be assigned to LICENSOR upon request and without cost.
          (13) It will indemnify, protect, defend and hold LICENSOR harmless from and against any claims, damages, costs, attorney’s fees or other liabilities of any nature whatsoever which may be sustained by LICENSOR arising out of or in any way connected with (I) defects in the manufactured Licensed Products, (ii) injury resulting from use of the Licensed Products, or (iii) breach of any obligation of Manufacturer hereunder.
          (14) It shall maintain strictly confidential the terms of this Agreement and any confidential information of LICENSOR.
          (15) It acknowledges that it is cognizant of certain terms and conditions set forth in the underlying License Agreement and agrees to be bound to all such terms and conditions which are applicable to its functions as manufacturer of the Licensed Products.
          (16) In addition to all other remedies available to LICENSOR, if Manufacturer violates any of the above LICENSOR may terminate this Agreement. In addition, Manufacturer acknowledges that any such violation will irreparably and immediately harm LICENSOR and Manufacturer consents to a temporary restraining order and preliminary injunction enjoining such violation.

DATED:	Manufacturer

By:

Its:

EXHIBIT J
Trademark Warranty
CAMUTO CONSULTING, INC. (“LICENSOR”) warrants and represents as follows to LICENSEE and acknowledges and confirms that LICENSEE is relying upon such representations and warranties in entering into this Agreement:
(i)	the Trademarks licensed hereunder and the territories where the Trademarks are registered or where applications have been made as of October 25, 2010 (the “Trademarks”) are VINCE CAMUTO, US Registration No. 3,161,347 and VINCE CAMUTO, US Application No. 77/624,503, and VINCE CAMUTO CREST, US Application No. 77/778,144, VINCE CAMUTO, US Application No. 77/966527, and VINCE CAMUTO and Crest word mark and design trademark, US Application No. 77/966492. These registrations or application for registrations in regard to the Licensed Products are valid and have not been abandoned;

(ii)	throughout the Term of this Agreement, LICENSOR shall not abandon, and shall reasonably protect and enforce its rights in the Trademarks in regard to the Licensed Products;

(iii)	LICENSOR, or any permitted assignee, is, and shall be throughout the Term of this Agreement the owner of the Trademarks in regard to the Licensed Products, free and clear of any liens or security interests, and, other than as to these referenced exceptions, LICENSOR has, and shall continue to have throughout the Term of this Agreement, all the rights necessary to enter into this Agreement and perform its obligations hereunder;

(iv)	LICENSOR has no knowledge of any infringement, misappropriation or violation of any of the Trademarks in regard to the Licensed Products by any entity in the Territory that is not being addressed or resolved by LICENSOR or its counsel;

(v)	LICENSOR has not granted, and will not grant during the Agreement Term, any right, license, title or interest in, with respect to or in relation to the Trademarks licensed to LICENSEE pursuant to the Trademark License Agreement in regard to the Licensed Products to any person other than a permitted assignee, and is not, and will not be throughout the Term of this Agreement, a party to or bound by any contract or other obligation whatsoever that limits or impairs its ability and right to enter into this Agreement or perform its obligations hereunder; and

(vi)	the utilization by LICENSEE in accordance with this Agreement of the Trademarks, marketing materials provided to LICENSEE by LICENSOR or that LICENSEE is required by LICENSOR to use, which are furnished by LICENSOR, do not, and will not throughout the Term of this Agreement, violate or infringe in the Territory any copyright, patent, right of privacy or publicity, trademark, service mark or other proprietary right of any kind or nature of any third party.
LICENSOR shall make available all information reasonably necessary to LICENSEE in order for LICENSEE to obtain a full understanding of the status of the Trademarks in regard to the Licensed Products. This shall include, at LICENSEE’s expense, access to LICENSOR’s outside counsel and the information retained by them.